Best Energy Services, Inc.


September 3, 2010

Andrew Garrett, Inc.
Attention:  Andrew Sycoff
Chairman, President and Chief Executive Officer
Two Grand Central Tower
140 East 45th Street
New York, New York 10017

Re: Consulting/Financial Advisory Agreement

Dear Mr. Sycoff:

This letter sets forth the terms of the consulting/financial advisory agreement between Andrew Garrett, Inc., a Delaware corporation ("AGI"), and Best Energy Services, Inc., a Texas Corporation, (hereinafter "BEST" or the "Company") in connection with AGI acting as a consultant and/or corporate finance advisor to the Company, its subsidiaries and any new enterprise(s) that may be established and owned by the Company. For sake of clarity, the parties acknowledge that AGI has previously provided consulting and corporate finance advisory services for BEST since approximately December 26, 2007 and, accordingly, the compensation provided for in Section III hereof includes consideration for all such past services. Such past services included, among other things:

-    Conducting non-deal road shows to accredited and institutional investors;

-    Introducing the Company to analysts who write research;

- Introducing a strategic institutional investor to the Company, which led to a non-affiliated former senior banker of a top tier investment bank joining the Company's Board;

-    Bringing the Company to investor conferences;

- Helping the Company negotiate modifications to its credit facility with PNC Bank;

-    Migrating from a tier three transfer agent to a tier one transfer agent;

- Advising the Company on the selection of a qualified Investor Relations firm;

- Introducing the company to other broker-dealers that have considered participating in capital raises for the Company;

- Advising the Company on the process of migrating from the OTCBB to the American Stock Exchange; and

- Assisting the Company in setting up conference calls with potential institutional and accredited investors.

--------------------------------------------------------------------------------
1. All references to BEST or the Company include, by definition, its officers, directors, employees and agents.

I.     RESPONSIBILITIES OF AGI
       -----------------------

Subject to the terms and conditions hereof, AGI will continue to provide corporate finance advisory services, consistent with the aforementioned services, as requested by the Company.

AGI will use commercially reasonable best efforts in providing such services. The determination as to whether AGI has used commercially reasonable best efforts will be determined solely by AGI acting in its own discretion and judgment.

It is expressly acknowledged and agreed by the parties hereto that AGI and employees of AGI are independent contractors and are not employees, officers or directors of the Company.

II.     INFORMATION
        -----------

In connection with AGI's corporate finance activities on behalf of the Company, the Company will continue to furnish AGI with all information concerning the Company ("Information") which AGI reasonably deems appropriate and will provide AGI with reasonable access to accountants and counsel of the Company. The Company represents that all Information relating to the Company, including but not limited to the Company's financial statements, made available to AGI by the Company will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to avoid making the statements therein misleading. In rendering its services hereunder, AGI will be using and relying primarily on the Information without independent verification thereof, and AGI does not assume responsibility for the accuracy or completeness of the Information.

AGI will accept, hold and keep confidential such Information for its use as contemplated hereby. AGI only will disclose the Information to prospective investors or their employees, attorneys, accountants, agents, bankers, or advisors and consultants who shall reasonably need to know the Information in order to assist AGI or the Company in discharging the corporate finance advisory duties hereunder.

The aforesaid confidentiality obligations assumed by AGI hereunder will not apply to any Information which is presently in or subsequently becomes part of the public domain or is otherwise generally known through no fault of AGI or is obtained from any third party which is lawfully in possession and permitted to provide such Information.

III.     COMPENSATION
         ------------

In consideration of the services as set forth above and the past services described in the introductory paragraph to this letter agreement, and pursuant to an offer made initially in approximately May 2009 by the Company to AGI and the specific compensation terms hereof on August 26, 2010 which AGI hereby accepts, the Company agrees to issue to

AGI ten (10,000,000) million warrants to purchase the common stock of the Company at ten ($0.10) cents per share. The form of Warrant is attached hereto as Exhibit A.

In light of the past services provided by AGI to the Company, the warrants referred to herein shall be considered irrevocably earned upon execution of this document by the Company and will be delivered within one (1) business day of such execution, irrespective of whether AGI has initiated any further performance hereunder whatsoever.

IV.     EXPENSE REIMBURSEMENT
        ---------------------

The Company agrees to reimburse AGI all amounts due and owing AGI, under the terms of this Agreement, no later than fifteen (15) days after receiving an invoice for all customary or reasonable out-of-pocket expenses including but not limited to, the cost of telephone calls, travel, facsimile transmissions, translation, interpretation, paper duplication, due diligence reports, postage and delivery services, and fees and costs of counsel, incurred in connection with the performance by AGI of its duties contemplated by this Agreement. All out-of-town travel, counsel or third party consultant fees, and other significant expenses (over $500), will be subject to Company's advance approval. The Company will make arrangements directly with, and be responsible for, costs of accountants, appraisers, counsel and other experts and for the costs of printing and circulating a business plan, memoranda or other documents as may be contemplated by or arising out of the corporate finance advisory services provided hereunder.

V.     TERMINATION
       -----------

This Agreement shall terminate twelve (12) months from the signing hereof.

VI.     INDEMNIFICATION
        ---------------

The Company agrees to indemnify and hold harmless AGI against any and all losses, claims, damages, liabilities or costs (including in connection with all actions in respect thereof and any reasonable legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including the costs of investigating, preparing or defending any such action or claim, in connection with any litigation in which AGI is a party or otherwise required to participate, as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of this Agreement, in the performance of its obligations under this Agreement or any other matter relating to AGI acting for, or on behalf of, the Company, including, without limitation, any act or omission by AGI in connection with its acceptance of or of the performance of its obligations under this Agreement; provided, however, such indemnification provisions shall not apply to any such loss, claim, damage, liability or cost to the extent it is found to have resulted from AGI's willful and intentional misconduct. The Company also agrees that AGI shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of AGI, except for any such liability for losses, claims, damages, liabilities or expenses that is found to have resulted primarily and directly from AGI's willful and intentional misconduct.

This indemnification provision shall be in addition to any liability which a party may otherwise have to the other party or its affiliates, and the indemnification provided for herein shall extend to officers, employees, agents, legal counsel and controlling persons of a party within the meaning of the Securities Act of 1933, as amended. All references to a party in this indemnification provision shall be understood to include any of the foregoing.

If any action, proceeding, or investigation is commenced or claim is made as to which a party proposes to demand indemnification, each party agrees to notify the other party with reasonable promptness. The indemnifying party reserves the right to assume the defense of the indemnified party with counsel of its choosing, which counsel shall be reasonably acceptable to the indemnified party. The indemnifying party will be liable for any settlement of any claim against the indemnified party. However, the indemnified party may not settle any claim without the consent of the indemnifying party.

No person found liable for fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.

VII.     ENTIRE AGREEMENT
         ----------------

The parties agree that this Agreement dated above, embodies the entire agreement and understanding of the parties and supersedes all previous agreements, except any private placement agent agreements as may be in effect at the time of execution hereof or may come into effect hereafter, and that no understandings or agreements, verbal or otherwise, exist between the parties except as set forth in this Agreement or any private placement agent agreement in effect. Any modifications to this Agreement must be reduced to writing, signed by both parties, and attached to the Agreement to be effective.

VIII.     SEVERABILITY
          ------------

Should any section or any part of any section of this Agreement be rendered void, invalid, or unenforceable by any court of law, for any reason, such a determination shall not render void, invalid, or unenforceable any other section or any part of any section in this Agreement.

IX.     SURVIVAL OF REPRESENTATIONS
        ---------------------------

Each Party, for itself, and its successors, heirs, executors, administrators, representatives, insurers, agents, and assigns, covenants and agrees that all representations made hereunder and obligations created hereunder shall apply to their successors and assigns; provided, however, that AGI shall not assign this Agreement to a third party without the prior written consent of a duly authorized representative of the Company, which consent shall not be unreasonably withheld.

X.     NOTICES
       -------

Any required notices under this Agreement shall be made by overnight courier or certified mail, postage prepaid and return receipt requested as follows:

     If to AGI:

          Andrew Sycoff
          Chairman, President and Chief Executive Officer
          Andrew Garrett, Inc.
          Two Grand Central Tower
          140 East 45th Street
          New York, New York 10017

          WITH A COPY TO:

          Revan R. Schwartz
          General Counsel
          Andrew Garrett, Inc.
          Two Grand Central Tower
          140 East 45th Street
          New York, New York 10017

     If to the Company:

          Mr. Mark Harrington
          Chairman and CEO
          Best Energy Services Inc.
          5433 Westheimer Ave.
          Suite 825
          Houston TX 77056

XI.     CHOICE OF LAW
        -------------

The validity and interpretation of this Agreement shall be governed by the laws of the State of New York without giving effect to the State of New York's choice of law principles, and all actions arising under this Agreement or arising out of the operative facts represented by services performed pursuant to this Agreement shall be resolved in the federal courts of the State of New York.

XII.     HEADINGS
         --------

The headings are for informational purposes only and shall not constitute a part of this Agreement.

XIII.     NO WAIVER OF BREACH
          -------------------

Waiver of any one breach of the provisions of this Agreement shall not be deemed a waiver of any other breach of the same or any other provision of this Agreement.

XIV.     INTERPRETATION
         --------------

It is the specific intent and Agreement of the parties hereto that the contents hereof shall be neutrally construed irrespective of which party may be deemed the drafter of such provision.


Respectfully Submitted:

BEST ENERGY SERVICES, INC.


By: /s/ Mark Harrington
    -------------------
Name:     Mark Harrington
Title:    Chairman and CEO



PLEASE CONFIRM THAT THE FOREGOING CORRECTLY SETS FORTH OUR MUTUAL UNDERSTANDING AND AGREEMENT BY SIGNING AND RETURNING THE COPY OF THIS AGREEMENT PROVIDED FOR THAT PURPOSE.

AGREED AND ACCEPTED:

ANDREW GARRETT, INC.


By: /s/ Andrew Sycoff
    -----------------
Name:     Andrew Sycoff
Title:    Chairman, President and CEO